EXHIBIT 99.2

Transcript of conference call conducted by the Company on August 2, 2005

Event ID: 1085817
Event Name: Q2 2005 Quanta Capital Holdings Inc. Earnings Conference Call
Event Date: 2005-08-02T13:00:00 UTC

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Notes:
Converted From Text Transcript
1085817
Q2 2005 Quanta Capital Holdings Ltd. Earnings Conference Call
August 2, 2005
C: Sabrena Tufts; Quanta Capital Holdings, Ltd.; VP Corporate Communications
C: Tobey Russ; Quanta Capital Holdings, Ltd.; President and CEO
C: Jonathan Dodd; Quanta Capital Holdings, Ltd.; CFO
P: Bijan Moazami; Friedman, Billings, Ramsey; Analyst
P: John Keefe; Ferris, Baker, Watts; Analyst
P: Kenneth Billingsley; BB&T; Analyst
P: Ron Bobman; Capital Returns; Analyst
P: Jonathan Shafter; Boston Providence; Analyst

+++ presentation
Operator: Good day, ladies and gentlemen, and welcome to the second quarter 2005 Quanta Capital Holdings Limited earnings conference call.

My name is Colby (ph) and I will be your coordinator for today.

At this time, all participants are in listen-only mode. We will be conducting a question and answer session towards the end of this conference.

[OPERATOR INSTRUCTIONS]

As a reminder, this conference is being recorded for replay purposes.

I would now like to turn the presentation over to your host for today's call, Ms. Sabrena Tufts, Quanta' Vice President Corporate Communications. Please proceed, ma'am.

Sabrena Tufts: Good morning everyone. Thank you for joining us today to review Quanta's second quarter financial results. Our press story and financial supplement were issued yesterday after the market closed. This information can be accessed through the Quanta web site at www.quantaholdings.com.

A replay of this call will also be available from 11 am today until August 9. The toll free number for the replay is 888-286-8010. And the international number is 617-801-6888. The passcode to be used for both dial-in numbers is 29063539.

Before we begin, I'd like to note that this conference call contains forward-looking statements including statements regarding the Company's performance for 2004 and beyond and other statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on our estimates and assumptions and are subject to a number of risks, uncertainties, and other factors beyond the Company's control, which may cause material differences in actual results.

These risk factors are detailed in Quanta's annual report on Form 10-K for the year ended December 31, 2004.

I would now like to turn the call over to Tobey Russ, Quanta's Chief Executive Officer and our first speaker this morning. Tobey.

Tobey Russ: Thank you, Sabrena. Good morning everyone and thank you for taking the time to participate on this call.

Also joining me today on this call is Quanta's Chief Financial Officer, Jonathan Dodd. After my overview Jonathan will take you through the specifics of our financial results for the quarter.

Our second quarter results represent a solid performance for the Company. After the market closed yesterday we reported net income of $8.5 million for the second quarter of 2005 or $0.15 per diluted share.

Net income, excluding realized gains on investments for the second quarter of 2005, was $7.7 million or $0.13 per share. This compares to net income excluding realized losses on investments for the second quarter of 2004 of $2.6 million or $0.05 per share.

Net written premium grew by more than 11% in the second quarter of 2005 compared to the same period last year. As planned, the distribution of our premium continues to trend more towards specialty insurance, which accounted for 65% of our total net written premium compared to 35% for the second quarter last year.

For the year to date, specialty insurance now accounts for 53% of our total net written premiums.

Our European operation, which commenced underwriting in December of 2004 continues to gain momentum and contributed $21 million or 18% of the total of our net written premiums for the quarter.

Conversely and in keeping with our overall strategy, our reinsurance premium is down $22.4 million in the quarter compared to the same period last year.

Our net income in this quarter was also affected by a number of other developments in our business. Net income was positively impacted from the growth of our earned premiums and to a lesser extent the commutation of our 2004 professional liability and fidelity reinsurance treaty, which Jonathan Dodd will explain more fully to you in a few minutes.

Net income was negatively impacted from additional development on our property reinsurance portfolio of $2.5 million as a result of last year's windstorms. This adverse development is largely attributed to the price increases charged by contractors due to the high demand for their services following the multiple windstorms in 2004. But is also due to the re-opening of claims and the accompanying increase in recoverables that were thought to be previously have been closed.

Secondly, we increased the reserve on our environmental pipeline loss that we discussed last quarter by $2.5 million.

I now want to turn to an overview of our business. As respects to our specialty insurance business in the United States and Bermuda, we experienced strong growth in our professional lines business. This growth is in niche areas where we believe competition and underwriting expertise is limited.

For example, we believe certain industry costs such as financial institutions and certain specialty coverage areas such as errors and emissions and A-side D&O continue to be attractive.

Our current portfolio is heavily weighted towards E&O and to a lesser degree D&O with a large portion of our D&O volume coming from A-side D&O only.

We believe that the rate environment for commercial directors and officers liability insurance is competitive and that rates continue to drift downward. As a result, we have limited our commercial D&O writings and on that which we do write is written largely on a high excess basis.

Our environmental insurance product line grew during the second quarter of 2005 in our specific areas of focus, mainly environmental site protection and liability coverage needed as a result of mergers and acquisitions. Merger and acquisition transactions generally involve complex environmental issues and quick turn around times where we believe we benefit from the depth of our underwriting and environmental consulting capabilities. Overall, we believe pricing in our environmental business remains attractive.

Our Home Buyers Warranty program, known as HBW, continued to contribute significantly to our quarterly results. As we have previously reported and discussed, the HBW program is comprised of warranty, general liability, builders' risk, and access liability risk for new homebuilding contractors throughout the United States.

This program's underwriting and risk management philosophies are consistent with our specialty insurance focus. The lines of business in the HBW program involve highly engineered and technically underwritten exposures where we see a limited number of competitors. These factors also contribute significantly to a continuation in firm pricing in this program.

We recognize the significance of the HBW program to our overall results and perform internal profitability reviews on a quarterly basis. We continue to believe, based on our analyses, that the HBW program has strong risk adjusted returns and meets our financial targets.

In terms of our European specialty insurance business, we experienced solid growth in our second full quarter of operation. We believe we have a very focused, target account marketing strategy. Our underwriters are experienced in their local markets and have identified the accounts base they want to write.

As in the U.S., our strategy is to be a selective niche player. We have seen rate reductions in Europe in professional liability and we are being increasingly selective. The number of policies we are writing in this area is decreasing over our original plan and we will continue to be very selective in our targeted areas.

With that, let's move on to a discussion of our reinsurance business in the United States and Bermuda.

As mentioned previously, overall our net written premium is down over the same period last year and is driven by our strategy to shift more of our business towards specialty insurance. In addition, we have changed the mix of our property reinsurance business from proportional to excess positions and have purchased retrocessional coverage in order to reduce our exposure to property catastrophe risks.

In the reinsurance marketplace we generally see disciplined underwriting by our major competitors. We have seen some rate deterioration in property and casualty as a result of the pricing declines in some sectors of the direct insurance marketplace.

Given the substantial price increases seen in the commercial property casualty market over the last few years, we continue to believe that the current price levels will generate an acceptable underwriting profit. But we also believe that there is not a lot of room left for downward trends in pricing.

In terms of our technical services business, our technical service revenue was reduced from $8.2 million in the second quarter of 2004 to $7.3 million in the second quarter of 2005. This is primarily due to a decline in a few nonrecurring environmental remediation projects.

However, our technical services segment contributed $1.1 million of segment income in the second quarter of 2005 compared to $800,000 of segment income in the second quarter of 2004.

Jonathan Dodd, our CFO, will now take you through more detailed specifics of our second quarter results.

Jonathan Dodd: Thank you Tobey and good morning everyone.

I'm very pleased to have the opportunity to speak with you all and thank you again for attending today.

This morning I'd like to expand on Tobey's comments and to discuss some specific matters of interest for the second quarter. Particularly I will focus on our financial results including development of our business mix, changes to our ceded reinsurance programs, the development of our earnings, and our net investment income.

Let's start with our financial results.

In the second quarter of 2005 our earnings and book value grew as a result of the continued development, diversification, and maturity of our underwriting and investment portfolios.

Our net income of $8.5 million for the quarter was $6.7 million higher than the second quarter of 2004 and our book value per share grew from $7.48 per share on March 31, 2005 to $7.70 per share on June 30, 2005.

Our total revenues were $122.4 million, which were over 1.8 times higher than the second quarter 2004 revenues of $67.8 million.

These results reflect expansion across all of our underwriting lines, driving an almost twofold increase in both net earned premiums and net investment income, excluding realized gains and losses.

In addition to contributing to our second quarter results, this growth signals the earnings potential of our underwriting business as written premiums continue to emerge into earned premiums in future periods.

Now let me talk about the mix of business and volumes through a discussion of our net premiums written.

Our consolidated net premiums written of $127.4 million were up more than 11% in the second quarter of 2004. This is largely due to the continued ramping up in our specialty insurance product lines, which I'll discuss first before moving on to our reinsurance lines.

Net premiums written by our specialty insurance line including our Lloyd's segment, contributed 65% of consolidated net premiums written in the quarter, an increase by over 1.7 times to $82.7 million from $46.9 million in the second quarter of 2004.

Significant growth is seen in nearly all of our specialty insurance product lines. Most notably our Lloyd's platform demonstrated the largest growth and generated $21 million of net premiums written following its establishment at the end of 2004.

Most of the business we currently write in Lloyd's is professional liability. And when we take this together with the professional liability business written in the U.S. and Bermuda, our professional lines in total grew from $7.6 million net premiums written in the second quarter of 2004 to $35.1 million in the second quarter of 2005.

Our next largest growth area was our environmental product line that recorded net premiums written of $5.9 million up 23% from 2004.

Our technical risk property product line, within which our HBW program continues to significantly contribute to our results, developed further during the second quarter of 2005 with approximately $36 million of net premiums written up 11% from the second quarter of 2004.

One item of note in our specialty insurance segment was the restructuring of our reinsurance protection program for the 2004 treaty year in our professional and fidelity product lines, which Tobey mentioned earlier in his remarks.

We started negotiating this new structure in the first quarter of 2005 after it became clear to us that the 2004 treaty, which was written on an excess of loss basis, did not fit well with the mix of our business, our anticipated premium levels and limit profiles, and our associated expected gross loss and acquisition expense ratios.

During the second quarter of 2005, having been in business for more than a year and having gained further credibility with our reinsurers, we finalized these negotiations, commuted the 2004 treaty and rolled the unexpired business into our 2005 reinsurance program. Our 2005 program is written on a proportional quota to share basis. We believe that the new 2005 treaty structure provides us with better alignment with our reinsurers and more favorable economic results at our expected gross loss and acquisition ratios as we recover losses proportionately and also recover some of our acquisition costs and overhead through ceding commissions.

Now moving on to our reinsurance portfolios. Our casualty, property, and marine lines contributed 35% of our consolidated net premiums written in the second quarter of 2005 and declined by 33% to $44.7 million in aggregate from $67.1 million in the second quarter of 2004.

By product line, our reinsurance net premiums written during the second quarter were as follows. Casualty reinsurance, $21.2 million down $3.9 million from 2004, property reinsurance $14 million down $19.1 million from 2004, and marine reinsurance at $9.5 million up by $1.0 million from the same period in 2004.

Reiterating Tobey's remarks, the reduction in our reinsurance portfolios is driven by our decision to shift our business towards more specialty insurance as well as a change in the mix of our reinsurance business from proportional coverage to excess of loss positions, the purchase of retrocessional coverage in order to reduce our exposure to property catastrophe risks.

Now I'd like to cover the emergence of our net premiums written into our revenues as net premiums earned. Consolidated net premiums earned for the second quarter of 2005 were $105 million nearly double the $56.8 million of net premiums earned in second quarter of 2004. This increase reflects the growth in new business being written and the recognition of earned premiums and business written in prior periods.

On that note, our consolidated growth unearned premium reserves of $348 million as of June 30, 2005 are up approximately $100 million from our year-end 2004 unearned premium reserve.

Furthermore we believe that between 50 and 60% of these gross unearned premium reserves will be recognized in earned premiums in our statement of operations during the remainder of 2005.

However, it should be noted that this is just an estimate of future earnings of premiums because the actual number may adjust up or down by adjustments in the price or the terms of policies we wrote, cancellations of policies, and premium portfolio transfers.

Moving now to our overall underwriting performance. Our combined ratio was 95.3% for the second quarter as compared to 90.7% for the same period last year. This increase was due to an increase in the loss ratio of 2.7 percentage points to 59.6%, an increase in underwriting, general and administrative expense ratio of 6.2 percentage points to 17.4%. Offset by a decrease in acquisition expense ratio of 4.3 points to 18.3%.

Now taking those in turn, the increase in loss ratio was due to a number of factors including, as Tobey mentioned earlier, additional development on our 2004 Florida windstorm reserves of $2.5 million within our reinsurance property product lines.

And also in our California, excuse me. And also our California oil pipeline claim of $2.5 million, which is written within our environmental product line.

These adverse results were offset in part by favorable developments in certain other lines, the change in our business mix, and as I previously noted, the change in our 2004 treaty to year reinsurance program in our professional and fidelity group.

I want point out that the significant swing in our quarterly net loss ratio was not abnormal because we are still in the early development stages of our underwriting portfolios. And we expect that our net loss ratios will continue to be volatile.

The increase in our G&A expense ratio to 17.4% from the second quarter of 2005 as compared to 11.2% for the same period last year and 13.4% for the first quarter of 2005 reflects increased audit fees, the use of outside consultants in connection with our Section 404 compliance efforts, and the continued build out of systems and increased staffing.

The decrease in our acquisition expense ratio compared to the second quarter of 2004 was primarily due to the fact that we are paying less fronting costs in our specialty insurance line because we are licensed in more states and no longer need to utilize fronting companies to the same extent in order to write our business. In the second quarter of 2004, approximately 66% of our specialty insurance business was written through fronting insurers while we obtained our state licenses. In the second quarter of '05 the percentage of fronted business in our specialty insurance segment dropped down to less than 8%.

In addition, as I noted earlier, our acquisition cost ratio benefits slightly from the contribution of our 2004 reinsurance treaty being rolled into our 2005 program.

As Tobey said in yesterday's press release with respect to consolidated underwriting results, our underwriting income for the second quarter of 2005 increased to $2.4 million as compared to a loss of $1.1 million in the second quarter of 2004.

Now I'll turn to our other significant revenue contributor, investment income.

For the second quarter of 2005 our net investment income was $6.2 million, excluding realized gains and losses compared to $3.3 million for the second quarter of 2004. This increase is due primarily to a larger fixed income portfolio and higher cash balances combined with an increase in our annualized book yield, which was 3.4 % during the second quarter of '05 compared to 2.7% in '04.

This increase in yield was due to the rise in short-term interest rates in the past 12 months combined with our increasing year-to-date cash flows that have been invested at higher rates than those prior to the second quarter of 2004.

Our total invested assets at June 30, 2005 excluding investments related to deposit liabilities that we hold on behalf of our clients was $772 million compared to $634 million at December 31, 2004.

Positive operating cash flow of $92.5 million in the second quarter of 2005 contributed to the growth in our invested assets during the quarter.

We continue to maintain a high credit quality, short duration, fixed income investment portfolio. And as of June 30, 2005 our portfolio average credit quality was double A+. And its average duration was 2.3 years.

Given the current shape of the yield curve, which we believe is relatively flat, we believe our shorter term duration provides an appropriate risk-return profile at this time.

Finally we also recorded $5.6 million of net unrealized gains in the second quarter of 2005, reflecting a decrease in average short-term interest rates of approximately 30 basis points during the second quarter.

Shareholders returns continue to benefit from our increase in investment portfolio leverage. Or, said another way, total invested assets to shareholders equity. Portfolio leverage increased to 1.75 times at the end of the second quarter of '05 as compared to 1.0 times at the end of the second quarter of 2004.

The last revenue contributor that I want to address today is our other income generation of $3.1 million compared to $0.2 million in the second quarter of '04. This revenue increase was primarily generated within our technical services segment and was due to our second liability transfer program, which closed during second quarter of '05. Under this program we earned fees, reimbursements, and other remediation revenues in the quarter of approximately $1.6 million. The balance of our other income consists of fee income from non-traditional insurance products and various other fees.

As a result of our underwriting, investment, and technical services activities during the second quarter of '05, we reported that as of June 30, 2005 our shareholders' equity was $437.2 million or $7.70 per share.

Now before I hand the call back to Tobey, let me highlight 2 other things. Firstly, subsequent to the quarter end we closed on a new, 3 year credit facility, which replaces our 1-year facility that we obtained last year. The new facility provides an additional $100 million of capacity for a total of $250 million. As you know, the facility is used mainly for letters of credit to support our specialty reinsurance business.

Second, let me address the guidance that we have given previously during the investor day on May 26, 2005.

We reaffirm the guidance we gave on May 26, 2005. That is, we believe we will have earnings per share in the range of $0.60 to $0.65 per share for the 2005 fiscal year.

With that I will now turn the call back over to Tobey for his final remarks.

Tobey Russ: Thank you, Jonathan.

Before we move to Q&A, I'd like to make a few closing comments. We continue as an organization to remain focused on the execution of our strategy to build a global specialty lines business that focuses underwriting niches where technical underwriting drives profitability.

As an organization we are making continued progress on our initiatives to operationalize underwriting discipline through the automation of the underwriting process and the development of increasingly sophisticated pricing models.

In this quarter, for example, we introduced the next generation Directors and Officers pricing model, which we believe improves predictability of securities class action lawsuits filed on the S&P 1500 companies.

The Office of Strategic Innovation, OSI, which was announced earlier this year will continue with a dedicated effort to develop improvements in our ability to select and price risk in specialty areas.

With that, I'd like to thank you for the time this morning and to open the call up to any of your questions.

+++ q-and-a

Operator: [OPERATOR INSTRUCTIONS]

Your first question comes from the line of Bijan Moazami with Friedman, Billings, Ramsey. Please proceed.

Bijan Moazami: Good morning everyone. I have actually quite a few questions to ask, maybe 1 or 2 and then go back to the queue.

I want to drill down on the expense ratio to $23 million, which was $3 million higher than last quarter. So 15% increase quarter-over-quarter, which is in line with the increase in earned premium.

I was wondering if you could break down the base versus the increasing infrastructure spending? Just want to see how much of that increase in expenses is related to higher compensation pay to the underwriters as premium volumes picking up. Thank you.

Jonathan Dodd: Thank you, Bijan. This is Jonathan. I'll have a go at answering that.

The increase from Q1 to Q2 in our overheads was not a function of underwriting compensation.

What we've found is that it's largely attributable to the development of our infrastructure in systems and more importantly our efforts to drive ahead with our Sarbanes-Oxley 404 compliance efforts.

What we saw through that was approximately an increase of $1.5 million of Sarbanes-Oxley and audit fees in the quarter.

And with respect to development of general infrastructure, there was some slight increases as we added a few more people to our workforce.

Bijan Moazami: Okay. And the other question for Tobey, you guys are getting to every reinsurance, proportional reinsurance contract. Could you tell you what kind of ceding commission you expect from these contracts from which we can offset expenses?

Tobey Russ: Bijan, this is Tobey. I think you're referring to the proportional reinsurance contracts. Our property reinsurance portfolio, is that it?

Bijan Moazami: That is correct.

Tobey Russ: Is that correct?

Jonathan Dodd: Sorry, Bijan, sorry for my confusion here. Is this our ceded reinsurance contracts?

Bijan Moazami: No. I'm just trying, I mean you're changing your reinsurance purchasing going forward with more proportional my understanding is, for which you're going to receive a seating commission.

Jonathan Dodd: Yes, yes, okay.

Bijan Moazami: You said you're going to offset some of the expenses because of those seating commissions. Just, I was wondering if you can quantify that?

Tobey Russ: Right. It's approximately 24, 25%.

Bijan Moazami: That's great, and just one last question. Is AM Best comfortable with your rating? And then I'll go back to the queue with more questions.

Tobey Russ: Yes. We believe AM Best is comfortable with our ratings.

Bijan Moazami: Thank you so much.

Operator: Your next question comes from the line of John Keefe with Ferris, Baker, Watts. Please proceed.

John Keefe: Good morning. A couple of questions, first Tobey on the increase in environmental liabilities assumed. I presume that that has to do with the increased contract remediation fees? But can you talk a little bit about what types of liabilities you're assuming? What the exposures are, the duration of those exposures? Maybe any other color that you could give us please.

Tobey Russ: It depends on the type of contract, John that you're referring to. They're generally 2 types of contracts that we're entering into and that we described here on the call.

One is the environmental site protection, which generally speaking are shorter in term. The ones I believe you're referring to that have potentially a longer term and that term is driven by the actual remediation plan that we may be referring to are the clean-up cost cap type programs that we engage in.

And in those cases they're very site specific. It's very dependent on the actual remediation project that we engage in. And they can range from short-term, short-term perhaps being as little as 1 to 2 years to as far as 10 years out.

John Keefe: Yes, I see. And do you earn the revenues ratably over the life of that contract?

Tobey Russ: Yes, we do. So if they're, with a 10-year term for example we've earned a premium over the 10-year period.

John Keefe: How many companies do this, Tobey? Like a handful or less or?

Tobey Russ: A handful. I would say less than, certainly less than 6 that I'm aware of.

John Keefe: Yes, would you consider Quanta to be one of the main players?

Tobey Russ: Absolutely.

John Keefe: Tobey, what can go wrong in this type of business? What is the, are these uncapped liabilities?

Tobey Russ: No. No. They are not uncapped liabilities.

Generally speaking there's a remediation plan where there's an insurance policy sitting above the anticipated clean-up costs and an additional buffer.

So this is where, quite frankly, we believe we have a significant advantage in that our environmental consulting capabilities through ESC allow us to assess the costs of clean up. In many instances ESC is involved with the management of the clean up itself. And the insurance policy sits above that anticipated cost plus a buffer layer. But those policies also have an aggregate limit so that our ultimate exposure is capped at some level, and again that's driven by the specific needs and requirements of that particular project.

John Keefe: So technically this is an insurance policy that you're offering the customer?

Tobey Russ: Yes, absolutely. We're offering the customer a total solution in the sense that we can come in and help them understand the nature of the exposure, devise a remediation plan to clean up and remediate the land and or water in question as well as provide some additional security on cost through the insurance policy.

John Keefe: This is entirely different from the pipeline claim, which developed ...

Tobey Russ: Yes. Yes. That's more of an environmental site protection like exposure where we're providing site-specific protection for future events. And in that case it was a landslide that took out a section of pipeline in California where oil spilled into a lake that required clean up.

John Keefe: How long do those spills take, Tobey, before you can reasonably believe that you've buttoned up your exposure?

Tobey Russ: I can't put a specific time frame, but they're fairly short-term. They aren't, these aren't generally long-term liabilities. There's a remedial plan.

In this particular case the environmental claim occurred very late in the first quarter. We put out what we thought was our best estimate at the time. In this particular circumstance the oil that was cleaned up on the surface of the lake was believed to be all the oil that existed, if you will.

Unfortunately some of that oil apparently had dropped to the bottom of the lake and then later in this quarter it reemerged as a sheen on top of the lake, which required an additional effort to clean up, which was what gave rise to the reserve development that we referred to on our, in our earlier remarks.

John Keefe: Okay, good. One more question. You mentioned unearned premium grows from last year. But it, I believe it declined sequentially from the first quarter.

And did I hear Jonathan correctly in that you'll earn $50 to $60 million of that unearned premium reserve over the balance of '05?

Jonathan Dodd: Yes, that's correct, John. We have a growth on our premium reserves of $348 million. It's actually 50 to 60% of that.

But we expect right now for the remainder of 2005. And obviously that's subject to policy adjustments and cancellations.

John Keefe: Right, right. Any thoughts on why that number would have decreased from the March quarter?

Jonathan Dodd: It did not decline, John.

John Keefe: I'll go back and check the numbers.

Tobey Russ: Yes it actually went up, John, I think by roughly $40, $50 million.

John Keefe: I withdraw the question. Thank you very much and very good quarter.

Tobey Russ: Thank you.

Operator: Your next question comes from the line of Kenneth Billingsley with BB&T. Please proceed.

Kenneth Billingsley: Good morning.

Tobey Russ: Morning, Ken.

Kenneth Billingsley: Just some catch-up questions here. I want to verify this.

Now for the third quarter hurricanes and the pipeline both were $2.5 million additions this quarter?

Tobey Russ: Correct.

Kenneth Billingsley: Okay. And on the pipeline the $2.5 million on the reinsurance I believe last quarter you said it was $5 million you and $5 million reinsurance picked up.

Did reinsurance pick another $2.5 million there?

Jonathan Dodd: Approximately $2.5 I think.

Tobey Russ: That's correct. Yes.

Kenneth Billingsley: Okay. And in addition to that, I'm looking at the consulting revenue having trailed off. And I know you made comment of that.

Would we expect that that consulting revenue is going to continue at the current pace it is now with the non-recurring events?

Tobey Russ: I would say this, Ken. The environmental consulting business is a bit lumpy. So it's very project related. And so you can have quarter-to-quarter variances in that business.

Kenneth Billingsley: Okay. Cause I'm looking at the margins also had declined as well in that line as well. So you're saying it's going to be lumpy over the next year but we should stay fairly flat on an annual basis?

Tobey Russ: We're wanting to make a prediction as to whether that business is going to be flat or not. It is lumpy. And why don't I leave it there.

Kenneth Billingsley: Sure. On the other income, would we not expect to see the amount of other income line being as high as it was and that that should normalize down a little bit though in future quarters?

Jonathan Dodd: That's a good question. As I mentioned earlier the other income line has a big contribution from a second liability transfer program that we did in the second quarter.

There were various components of other income going into that ranging from administration fees, structure fees, to actual remediation profit margin coming through.

It's difficult to say right now and I wouldn't put a number to it as to what we would expect going forward.

However that remediation project relating to this transfer continues and we expect that to continue over the next year to 24 months.

So it will continue to throw off remediation profit margins. But I can't say at this stage what that number would be in the future.

Kenneth Billingsley: Okay. And the last question I want to ask is regarding the CFO search. Has there been any movement in there or has there been any decision made with Jonathan or what's the decision process?

Tobey Russ: Well, Ken, we're not going to comment on that expect to say that in our press release we announced that we had commenced the search and that search is ongoing.

Kenneth Billingsley: Okay, but there's no update to that.

Tobey Russ: No.

Kenneth Billingsley: Okay. Well good quarter. Thank you.

Tobey Russ: Thank you, Ken.

Operator: Your next question comes from the line of Ron Bobman with Capital Returns. Please go ahead.

Ron Bobman: Hi, good morning.

Tobey Russ: Good morning, Ron.

Ron Bobman: Hi. I had a question on the California pipeline and then a couple of questions on the HBW program.

I was wondering how far away, what were the policy limits in sort of how far away are you from the policy limits now relative to the reserves and paids?

Tobey Russ: Our net limit on that contract is $25 million.

Ron Bobman: And the rate, and the $7.5 million sort of total incurred either on that to date or are my numbers wrong?

Tobey Russ: No. Your numbers are correct.

Ron Bobman: Okay. And then I had a couple of questions on the HBW program. And I'm sorry if you covered this when you sort of first introduced the program a couple of quarters ago.

But could you talk about whether this program, the policy forms are sort of on admitted forms or whether it's not admitted? The policy limits, whether it's claims made or recurrence and geographic spread of the business, please?

Tobey Russ: Sure. First it's geared towards mid market residential home builders. And the HBW program has a rigorous set of standards that require the builders to qualify to participate in the program, which is one of the reasons we think there's a great fit here. Because those requirements are very technically driven right down to, for example, the need to compact soil appropriately because that's often what gives rise to warranty claims in the future.

So there are a very rigorous set of standards. There are a few thousand builders involved in the program. One of the reasons that we liked this program amongst many is it's a good fit with the balance of our business in that generally speaking we are issuing a very large number of policies relative to the rest of our business with average limit sizes that are quite small compared to the other lines that we engage in.

We have very good geographic spread throughout the United States but there is obviously more heavy concentration in growth states such as California for example.

And the 3 lines or the 4 lines that we engage in are very interrelated in the sense that the builders purchase, if you will, a complimentary set of coverages that include, in addition to the warranty itself, general liability, contractors general liability coverage, builders risk covering the first party losses that might arise during the construction of the home. And then excess liability coverage as well.

Ron Bobman: I'm sorry. And it is written on admitted policy forms?

Tobey Russ: Yes.

Ron Bobman: Okay. And so I guess I assume it's an occurrence type policy as opposed to a claims made?

Tobey Russ: The general liability policy is an occurrence type of policy.

Ron Bobman: I see. And Tobey, I'm sorry. So just a policy issue to the contractor, there's not a policy form or a representation made to the homeowner who buys the home from the builder? Am I understanding that right?

Tobey Russ: The warranty coverage ultimately goes to the homeowner to warrant things like structural defect, for example in future years.

Right, but the general liability and builders risk contract is for the builder.

Ron Bobman: Okay, okay. And then you sort of referenced California as being maybe the number 1 state, are we talking about above 20%? Can you give me sort of a ballpark as to the magnitude of that?

Tobey Russ: Ron, I don't recall a specific concentration of California as I sit here today. I just recall it as one of the larger states.

Ron Bobman: And then how about the policy limits?

Tobey Russ: The policy limits are quite small. I don't recall the average policy limit but we're talking in the hundreds of thousands of dollars on average.

Ron Bobman: Okay. That's great. Okay thanks a lot and good luck.

Tobey Russ: All right. Thank you, Rob.

Ron Bobman: Appreciate the answers.

Operator: [OPERATOR INSTRUCTIONS]

Your next question is a follow-up from Bijan Moazami. Please proceed.

Bijan Moazami: Just a couple of more questions. I was wondering if you could tell me what kind of net limits you're providing in your excess D&O?

And also for Jonathan, you had additional level of consulting expenses during the quarter. You mentioned that in your earlier remarks, if you could repeat that actual increase in that item.

Jonathan Dodd: Why don't I go first Bijan to the quick one?

Yes, we did have an increase on our consulting costs for the quarter. I don't have in hand all the numbers. Predominantly it related to our 404 work. We have engaged outside consultants to assist us and to help us drive through our compliance effort by the year-end.

Bijan Moazami: There's no major consultant that had joined you guys during the past quarter?

Tobey Russ: Say that again, Bijan. We couldn't hear you.

Bijan Moazami: Is there any major consultant that had joined you recently on providing consulting services on the insurance underwriting and markets?

Tobey Russ: We engage in a number of consultants in our business. No specific one that we care to highlight.

Bijan Moazami: Perfect, and in terms of limits on your D&O?

Tobey Russ: Maximum limits of D&O are approximately $5 million. Average limits are much less than that. These are net limits.

Bijan Moazami: Okay. Thank you.

Operator: Your next question comes from the line of Jonathan Shafter (ph) with Boston Providence. Please proceed.

Jonathan Shafter: Good morning, gentlemen. I want to drill down just a little bit on the expense structure. My questions are you mentioned that there were costs associated with the Sarbanes-Oxley compliance. About how much of that would you estimate were one time and major versus recurring costs?

And secondly just trying to get a sense of do you feel at this point that your fixed infrastructure is in place to support the growth that you envision over the next several years?

Jonathan Dodd: Good questions, Jonathan. On the 404 I can't say whether it's recurring. Our 404 effort it really kicked off toward the end of, and during Q1 and picked up a lot of steam during Q2. So I'm not going to speculate on what I think is recurring in that.

With respect to our infrastructure, as we develop our strategy and pick up business yes there will be a little bit of expansion I imagine. We're getting close, I believe we are seeing our expense structure come in line with our premium writing. And we particularly see that when we look at some of our underlying ratios and for example our Lloyd's platform.

So yes there is some continued build out to be done in systems. But I think we're getting very close to getting on track.

Jonathan Shafter: I guess I believe at the investor day you projected that your expense ratio was going to be declining going forward. And it picked up a little bit this quarter.

Even if that fixed G&A expands with the growth and strategy, would you expect that at this point that that would be outbalanced by your underwriting income growth so that as a whole that ratio is going to be coming down moving forward from here?

Jonathan Dodd: We're working very closely in monitoring our expense structure. And that is the goal, to bring it in line and to bring down over time. And what we see is going to be predicated by how efficiently we execute our infrastructure and how our top line growth develops.

Jonathan Shafter: Okay, thank you.

Operator: Your next question is a follow-up from the line of Ron Bobman. Please proceed.

Ron Bobman: I'm sorry I didn't follow up at the time I asked the question and you gave me the answer. But I'm now looking at this $25 million net limit on the California oil pipeline. And I'm surprised at the magnitude of that number relative to what I assume is sort of $500 million of surplus.

Could you comment on sort of obviously policy limits relative to surplus? It seems like it's a decent size, it's a very large bet relative to your capital base on an individual policy.

Thanks a lot.

Tobey Russ: Yes, sure Ron. The environmental insurance business, we believe is one of the businesses that we have some of the greatest tactical confidence in given the combined effort of our consulting and remediation capability and our insurance capability.

We tend to take or take some of the highest net retention in that area.

Having said that, there are very few policies out there that where we put out $25 million of net limits. And where warranted, we buy those net limits down to facultative reinsurance.

This is one of those cases where the gross limits are quite significant and the net limits, as I said, are $25 million on this particular policy.

We think that's in line with the expertise of the company as well as the capital structures given the number of instances and the specific cases in which we put out that kind of net limit.

Ron Bobman: And I guess in the relative comments before about how much reinsurance has picked up. This is something approaching a $50 million sort of gross limit. Well, whatever the facultative is picking up half of this exposure at some level so.

Tobey Russ: In this particular instance there, the loss falls into our treaty. All right? We didn't buy specific facultative coverage in this particular policy. We had our full $25 million net retention out there in this program.

Ron Bobman: Okay. All right. Thanks for the comment.

Tobey Russ: Yes.

Operator: [OPERATOR INSTRUCTIONS]

There are no further questions appearing in the queue.

Tobey Russ: Well with that then I'd like to thank everybody for their participation in this call. And we look forward to speaking to you again next quarter. Thank you.

Operator: Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.